                                                                   Exhibit 99.15


                                     IN THE
                     SUPREME COURT OF THE STATE OF DELAWARE

OMNICARE, INC.                                           NO. 605, 2002

            Plaintiff Below/
                    Appellant,
                     v.

NCS HEALTHCARE, INC., JON H. OUTCALT, KEVIN       Appeal From Memorandum Opinions and
B. SHAW, BOAKE A. SELLS, RICHARD L.               Orders Dated October 25 & 29, 2002 Of The
OSBORNE, GENESIS HEALTH VENTURES, INC., and       Court of Chancery Of The State Of
GENEVA SUB, INC.,                                 Delaware In And For New Castle County In
                                                  Civil Action No. 19800

            Defendants-Below/
                    Appellees.

                 APPELLEES NCS HEALTHCARE, INC., BOAKE A. SELLS
                    AND RICHARD L. OSBORNE'S ANSWERING BRIEF





Of Counsel:                                       SKADDEN, ARPS, SLATE,
                                                  MEAGHER & FLOM LLP
BENESCH, FRIEDLANDER, COPLAN                      Edward P. Welch (# 671)
& ARONOFF LLP                                     Edward B. Micheletti (# 3794)
Mark A. Phillips                                  Katherine J. Neikirk (# 4129)
2300 BP Tower, 200 Public Square                  James A. Whitney (# 4161)
Cleveland, Ohio  44114-2378                       One Rodney Square
(216) 363-4500                                    P.O. Box 636
                                                  Wilmington, Delaware  19899
                                                  (302) 651-3000

November 22, 2002                                 Attorneys for Defendants-Below
                                                  Appellees NCS HealthCare, Inc., Boake A.
                                                  Sells and Richard L. Osborne

                                TABLE OF CONTENTS

                                                                                                       PAGE
TABLE OF CASES AND AUTHORITIES ......................................................................   iv

NATURE AND STAGE OF THE PROCEEDINGS .................................................................    1

SUMMARY OF ARGUMENT .................................................................................    4

STATEMENT OF FACTS ..................................................................................    5

         A.       The Parties .......................................................................    5

         B.       Omnicare Attempts To Pressure NCS Into A Bankruptcy Deal,
                  While NCS Attempts To Secure A Deal Providing Value To All
                  Stakeholders ......................................................................    6

         C.       Unlike Omnicare, Genesis Proposes A Transaction Providing A
                  Recovery To All NCS Stakeholders ..................................................    7

         D.       After Six Months Of "Radio Silence," Omnicare Reappears With A
                  Highly Conditional "Offer To Negotiate" ...........................................    7

         E.       Terms  Of The Voting Agreements ...................................................    9

         F.       Applicable Provisions Of The NCS Certificate ......................................    9

         G.       Seeking To Commence Litigation, Omnicare Belatedly Purchases
                  Shares Of NCS Stock On July 30 ....................................................   11

ARGUMENT ............................................................................................   12

I.       THE COURT OF CHANCERY PROPERLY HELD THAT OMNICARE LACKED STANDING TO
         ASSERT BREACH OF FIDUCIARY DUTY CLAIMS BASED ON ACTIONS TAKEN (OR NOT
         TAKEN) ON OR BEFORE JULY 28, 2002. .........................................................   12

         A.       Standard of Review ................................................................   12

         B.       Applicable Legal Standards ........................................................   12

         C.       The NCS Board Owed No Fiduciary Duties To Omnicare When It
                  Approved The NCS/Genesis Merger Agreement Because Omnicare Was
                  Not A Stockholder At That Time ....................................................   13

         D.       The Court Of Chancery Correctly Held That Public Policy
                  Detests The Purchase Of A Lawsuit .................................................   18

II.      THE COURT OF CHANCERY PROPERLY HELD THAT, AS A MATTER OF LAW, THE
         VOTING AGREEMENTS DO NOT CONSTITUTE A "TRANSFER" RESULTING IN
         "CONVERSION" UNDER SECTION 7 OF THE NCS CHARTER ............................................   22

         A.       Scope of Review ...................................................................   22

         B.       Applicable Legal Standards ........................................................   22

         C.       The Court Of Chancery Correctly Held That The Voting
                  Agreements (And/Or The Proxies Contained Therein) Were Not A
                  "Transfer Of Shares" (Or A Transfer Of Interest In Those
                  Shares) Resulting In "Conversion" Under The NCS Charter ...........................   23

                  1.       The Voting Agreements were proxies given "in
                           connection with" the solicitation of NCS shares under
                           Section 14 of the Exchange Act and, thus, not
                           considered a "transfer" under Section 7(c)(5) of the
                           NCS Charter ..............................................................   23

                  2.       The Voting Agreements did not constitute a "transfer
                           of shares" (or a transfer of a substantial interest
                           of those shares) under Sections 7(a) and 7(d) of the
                           NCS Charter ..............................................................   26

         D.       The Court May Also Consider The Fact That Section 7(d)
                  Converts Class B Shares Only Upon An Actual Transfer Of Those
                  Shares ............................................................................   30

CONCLUSION ..........................................................................................   32

                                   TABLE OF CASES AND AUTHORITIES


CASES                                                                                         PAGE(S)
Account v. Hilton Hotels Corp.,
   780 A.2d 245 (Del. 2001) ...............................................................     12

Alabama By-Products Corp. v. Cede & Co.,
   657 A.2d 254 (Del. 1995) ...............................................................     20

Anadarko Petroleum Corp. v. Panhandle Eastern Corp.,
   545 A.2d 1171 (Del. 1988) ..............................................................     14

Andra v. Blount,
   772 A.2d 183 (Del. Ch. 2000) ...........................................................     12

In re Beatrice Cos. Litig.,
   Nos. 155, 1986, 156, 1986, 1987 WL 36708 (Del. Feb. 20, 1987) ..........................     21

Behrens v. Aeriel Communications Inc.,
   C.A. No. 17436, 2001 WL 599870 (Del. Ch. May 18, 2001) .................................     12

Brown v. Automated Mktg. Sys., Inc.,
   C.A. No. 6715, 1982 WL 8782 (Del. Ch. Mar. 22, 1982) ...................................     15, 18, 19, 21

Cede & Co. v. Technicolor, Inc.,
   542 A.2d 1182 (Del. 1988) ..............................................................     20

Centaur Partners IV v. Nat'l Intergroup, Inc.,
   582 A.2d 923 (Del. 1990) ...............................................................     22

Continental Ins. Co. v. Rutledge & Co.,
   C.A. No. 15539, 2000 WL 268297 (Del Ch. Feb. 15, 2000) .................................     22

DuPont v. Wilmington Trust Co.,
   45 A.2d 510 (Del. Ch. 1946) ............................................................     23

CASES                                                                                    PAGE(S)
Eagle Indus. v. DeVilbiss Health Care, Inc.,
   702 A.2d 1228 (Del. 1997) ......................................................             22

Eliason v. Englehart,
   733 A.2d 944 (Del. 1999) .......................................................             31

Ellingwood v. Wolf's Head Oil Ref. Co.,
   38 A.2d 743 (Del. 1944) ........................................................         23, 29

Emerald Partners v. Berlin,
   787 A.2d 85 (Del. 2001) ........................................................             13

Emerson Radio Corp. v. Int'l Jensen Inc.,
   C.A. Nos. 15130, 14992, 1996 WL 483086 (Del. Ch. Aug. 20, 1996) ................             14

Gagliardi v. Trifoods Int'l, Inc.,
   683 A.2d 1049 (Del. Ch. 1996) ..................................................             14

Garrett v. Brown,
   C.A. Nos. 8423, 8427, 1986 WL 6708 (Del. Ch. June 13)
   aff'd mem., 511 A.2d 1044 (Del. 1986) ..........................................     28, 29, 30

In re Gaylord Container Corp. S'holders Litig.,
   747 A.2d 71 (Del. Ch. 1999) ....................................................     15, 16, 19

Gotham Partners, L.P. v. Hallwood Realty Partners, L.P.,
   No. 372, 2001, 2002 WL 31303135 (Del. Oct. 11, 2002) ...........................             15

Grobow v. Perot,
   539 A.2d 180 (Del. 1988), overruled on other grounds sub nom.
   Brehm v. Eisner, 746 A.2d 244 (Del. 2000) ......................................             12

Guy v. Sills,
   C.A. No. 16201, 1998 WL 409346 (Del. Ch. July 10, 1998) ........................             12

Harrah's Entm't, Inc. v. JCC Holding Co.,
   802 A.2d 294 (Del. Ch. 2002) ...................................................             22

CASES                                                                                         PAGE(S)
Leung v. Schuler,
   C.A. No. 17089, 2000 WL 264328 (Del. Ch. Feb. 29, 2000) ............................         14

Lewis v. Austen,
   C.A. No. 12937, 1999 WL 378125 (Del. Ch. June 2, 1999) .............................         12

MacAndrews & Forbes Holdings, Inc. v. Revlon, Inc.,
   C.A. No. 8126, 1985 WL 21129 (Del. Ch. Oct. 9, 1985) ...............................         15

Malpiede v. Townson,
   780 A.2d 1075 (Del. 2001) ..........................................................         14

McIlquham v. Feste,
   C.A. No. 19042, 2002 WL 244859 (Del. Ch. Feb. 13, 2002) ............................         22

Omnicare, Inc. v. NCS HealthCare, Inc.,
   C.A. No. 19800, 2002 WL 31445168
   (Del. Ch. Oct. 25, 2002) ("Standing Op.") ..........................................     passim

Omnicare, Inc. v. NCS HealthCare, Inc.,
   C.A. No. 19800, 2002 WL 31445163
   (Del. Ch. Oct. 29, 2002) ("SJ Op.") ................................................     passim

Parnes v. Bally Entm't Corp.,
   722 A.2d 1243 (Del. 1999) ..........................................................         19

Sanders v. Devine,
   C.A. No. 14679, 1997 WL 599539 (Del. Ch. Sept. 24, 1997) ...........................      14, 20

Stroud v. Grace,
   606 A.2d 75 (Del. 1992) ............................................................         22

Stuart Kingston, Inc. v. Robinson,
   596 A.2d 1378 (Del. 1991) ..........................................................     12, 13

CASES                                                                                         PAGE(S)
Superintendent of Ins. v. Bankers Life & Cas. Co.,
   404 U.S. 6 (1971) ..................................................................         26

Superwire.Com, Inc. v. Hampton,
   805 A.2d 904 (Del. Ch. 2002) .......................................................     23, 29

Tate & Lyle PLC v. Staley Continental, Inc.,
   C.A. No. 9813, 1988 WL 46064 (Del. Ch. May 9, 1988) ................................         15

Thorpe v. CERBCO, Inc.,
   C.A. No. 11713, 1993 WL  35967 (Del. Ch. Jan. 26, 1993) ............................     14, 20

U-H Acquisition Co. v. Barbo,
   C.A. No. 13279, 1994 WL 34688 (Del. Ch. Jan. 31, 1994) .............................     passim

Waggoner v. Laster,
   581 A.2d 1127 (Del. 1990) ..........................................................         22

Weiss v. Leewards Creative Crafts, Inc.,
   C.A. No. 12384, 1993 WL 155493 (Del. Ch. Apr. 29),
   aff'd mem., 633 A.2d 372 (Del. 1993) ...............................................         13

Williams v. Geier,
   671 A.2d 1368 (Del. 1996) ..........................................................         22



AUTHORITIES                                                                                   PAGE(S)
6 Del. C. Sections 8-104, 8-301 ......................................................          31

8 Del. C. Section 141(a) ............................................................           13

Del. Supr. Ct. R. 8 ..................................................................  20, 21, 30

Del. Ch. C. R. 56(c) .................................................................          22

                       NATURE AND STAGE OF THE PROCEEDINGS


         This appeal arises out of Omnicare, Inc.'s ("Omnicare") continuing attempts to thwart a stock-for-stock merger between NCS HealthCare, Inc. ("NCS") and Genesis Health Ventures, Inc. ("Genesis") (the "NCS/Genesis Merger") executed on July 28, 2002. Two days after the NCS/Genesis Merger was executed, on July 30, 2002, Omnicare (NCS's largest direct competitor) became an NCS stockholder for the first time when it purchased 1,000 shares of NCS common stock. On August 1, 2002, Omnicare commenced this litigation and announced its intention to commence an unsolicited tender offer for all outstanding shares of NCS common stock, which it did on August 8, 2002. (A423 Paragraphs 49, 50)



         On September 23, 2002, Omnicare filed a Second Amended Complaint alleging, among other things, that: (1) certain voting agreements between Genesis and two large NCS stockholders (the "Voting Agreements") entered into after the NCS Board of Directors (the "NCS Board") approved the NCS/Genesis Merger on July 28 violated NCS's Amended and Restated Certificate of Incorporation (the "NCS Charter") (Count I); (2) the NCS Board violated 8 Del. C.Section 141(a) by entering into an exclusivity agreement with Genesis on July 3, and approving the Voting Agreements and the NCS/Genesis Merger on July 28 (Count II); (3) the NCS Board breached its fiduciary duties by approving the NCS/Genesis Merger on July 28 and by declining to consider Omnicare's July 26 indication of interest (Count III); (4) Genesis aided and abetted these alleged breaches of fiduciary duties (Count IV); and (5) the termination fee provision of the NCS/Genesis Merger was invalid and unenforceable (Count V). Shortly before Omnicare filed its Second Amended Complaint, a purported class of NCS common stockholders (the "Stockholder Plaintiffs") filed a substantially similar consolidated complaint raising the same exact five counts. Unlike the Stockholder Plaintiffs' Complaint, however, nowhere in Omnicare's Second Amended Complaint did Omnicare allege (nor could it) that it owned shares of NCS stock on or before July 28, the key date giving rise to the allegations in the Second Amended Complaint.


         On September 30, 2002, Omnicare and the Stockholder Plaintiffs moved for summary judgment on Count I of their complaints, seeking a declaration that the Voting Agreements resulted in the automatic conversion of high vote Class B shares into lower vote Class A shares. Thereafter, on

October 3, 2002, the NCS Defendants(1) moved to dismiss Omnicare's Second Amended Complaint, alleging Omnicare lacked standing because it did not purchase a single share of NCS stock until July 30, 2002.


         Following oral argument on October 24, 2002, the Court of Chancery dismissed Counts II through V of Omnicare's Second Amended Complaint on the grounds that Omnicare lacked standing to bring breach of fiduciary duty claims against the NCS Board. Recognizing the strong public policy against the purchase of a lawsuit, the Court held that "because there is no doubt that Omnicare purchased stock in NCS after the relevant information [concerning the NCS/Genesis Merger] came to light, Omnicare is precluded from asserting any fiduciary duty claims arising out of actions taken by the NCS Board before
Omnicare's purchase of shares. . . ." (Standing Op. at 13)(2) The Court also rejected Omnicare's attempt to gain standing simply by virtue of its status as a bidder, finding no support in Delaware law for such a proposition. (Standing Op. at 18) The Court, however, refused to dismiss Count I on the grounds that Omnicare had standing as a current shareholder to seek a declaration concerning the current state of its voting rights as a Class A stockholder. (Standing Op. at 19-21)


         Thereafter, on October 29, 2002, the Court granted summary judgment in favor of defendants on Count I of Omnicare's Second Amended Complaint (and the Stockholder Plaintiffs' Complaint) on the grounds that the automatic conversion provision of the NCS Charter was not triggered, because the Voting Agreements relating to the proposed NCS/Genesis Merger did not constitute a "transfer" of shares. First, the Court found that Section 2(b) of the Voting Agreements, whereby Outcalt and Shaw promised to vote their shares in a certain way did not convey an interest in those shares to Genesis. (SJ Op. at


--------
(1) The "NCS Defendants" are NCS and two outside directors who comprise the NCS Independent Committee, Boake A. Sells and Richard L. Osborne.


(2) Omnicare, Inc. v. NCS HealthCare, Inc., C.A. No. 19800, 2002 WL 31445168 (Del. Ch. Oct. 25, 2002), herein called ("Standing Op.") (attached as Exhibit A to Appellant's Opening Brief). Citations to Appellant's Opening Brief are cited as "OB at __."

11-15)(3) Second, the Court found that Section 2(c), whereby Outcalt and Shaw granted irrevocable proxies to Genesis, did not involve a transfer of a substantial ownership interest in their Class B shares, so the automatic conversion provision of Section 7(d) of the NCS Charter was not triggered. (SJ Op. at 15-16) The Court found further support for this holding in Section 7(c)(5) of the NCS Charter, which provides that, as here, the giving of a proxy in connection with a solicitation of proxies subject to Section 14 of the Exchange Act is not a "transfer" of shares under the NCS Charter. (SJ Op. at 16-20) On October 31, 2002, Omnicare filed a notice of appeal (and moved for expedition) on both of these decisions to the Supreme Court of the State of Delaware. In the meantime, on November 14, the Stockholder Plaintiffs had their day in court on their motion for a preliminary injunction, which substantively addressed the exact same four fiduciary duty counts (Counts II through V) that were dismissed on standing grounds from Omnicare's Second Amended Complaint.



--------
(3) Omnicare, Inc. v. NCS Healthcare, Inc., C.A. No. 19800, 2002 WL 31445163 (Del. Ch. Oct. 29, 2002), herein called ("SJ Op.") (attached as Exhibit B to Appellant's Opening Brief).

SUMMARY OF ARGUMENT


         1.Denied. The Court of Chancery did not err in dismissing Counts II through V of the Second Amended Complaint because Omnicare did not purchase shares of NCS stock until after the events forming the basis of the Second Amended Complaint were publicly disclosed. At the time of the events in question, Omnicare was not a shareholder and, thus, was not owed fiduciary duties. Any other result obviates Delaware's long-standing policy of not permitting a shareholder to purchase a fiduciary duty lawsuit. Further, the Court of Chancery correctly declined to recognize an exception to the well-settled rule that breach of fiduciary duty claims must be based on an actual, existing fiduciary relationship at the time of the alleged breach based solely upon Omnicare's status as a hostile bidder.



         2.Denied. The Court of Chancery did not err in finding that the execution of the Voting Agreements did not constitute a "transfer" or "conversion" of Class B common stock under the NCS Charter. First, pursuant to
Section 7(c)(5) of the NCS Charter, the grant of irrevocable proxies was made "in connection with" a solicitation of proxies pursuant to Section 14 of the Exchange Act and, thus, was exempted from the prohibitions on transfers in the NCS Charter. Second, the grantof irrevocable proxies in the Voting Agreements did not result in a "transfer of shares" of Class B common stock (or a transfer of interest in those shares) and, thus, did not warrant the automatic conversion of those shares into lower-vote Class A common stock.

STATEMENT OF FACTS

         A.       THE PARTIES

                  Appellee NCS is a Delaware corporation with its principal place of business in Beachwood, Ohio. NCS is an independent provider of pharmacy services to long-term care institutions, including skilled nursing facilities, assisted living facilities and other institutional healthcare settings.

                  Appellee Genesis is a Pennsylvania corporation with its principal place of business in Kennett Square, Pennsylvania. Defendant Geneva Sub, a wholly owned subsidiary of Genesis, is a Delaware corporation. Geneva Sub was formed by Genesis to acquire NCS.

                  Appellees Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells and Richard L. Osborne comprise the NCS Board. Outcalt has been Chairman of the NCS Board since 1986. (A415, Paragraph 15) Shaw has been President of NCS since 1986, and Chief Executive Officer since 1995. (A416, Paragraph 16) Sells, who has been a director of NCS since 1993, and Osborne, who has been a director of NCS since 1986, comprise the Independent Committee of the NCS Board (the "Independent Committee"). (A416, Paragraphs 17, 18, 28)

                  Appellees Outcalt and Shaw hold approximately 65% of the voting power of NCS by virtue of their beneficial ownership of substantially all of the outstanding shares of Class B common stock. (SJ Op. at 2) Specifically, Outcalt owns 202,063 shares of Class A common stock and 3,476,086 shares of Class B common stock. (A139) Shaw owns 28,905 shares of Class A stock and 1,141,134 shares of Class B stock. (A118) Under the NCS Charter, each outstanding share of Class A stock entitles the record holder to exercise one vote per share (A24
         Section 2(a)), and each outstanding share of Class B stock entitles the record holder to exercise ten votes per share. (A24 Section 2(b))

                  Appellant Omnicare is a Delaware corporation with its principal place of business in Covington, Kentucky. Omnicare is NCS's largest direct competitor in the institutional pharmacy business.

         B. OMNICARE ATTEMPTS TO PRESSURE NCS INTO A BANKRUPTCY DEAL, WHILE NCS ATTEMPTS TO SECURE A DEAL PROVIDING VALUE TO ALL STAKEHOLDERS

                  Since 1999, the NCS Board has been (and remains) faced with managing a company in default on its debt - consisting of senior, subordinated and trade debt of approximately $350 million - with fiduciary duties to both shareholders and creditors. (A144) To address these financial difficulties, the NCS Board painstakingly investigated numerous restructuring alternatives for over two years. (A144-48) Specifically, NCS actively canvassed the market by having its advisors contact over fifty different entities to solicit their interest in a variety of transactions with NCS, none of which were willing to offer fair value to NCS stakeholders. (A199)

                  Part of this two-year process also involved failed discussions with Omnicare about proposals Omnicare made to purchase NCS's assets under Section 363 of the United States Bankruptcy Code. In a letter dated July 20, 2001, Omnicare made its first Section 363 proposal for $225 million, conditioned upon, among other things, satisfactory completion of due diligence. (A145) This proposal failed to provide full recovery to NCS's creditors, let alone any recovery for NCS's shareholders. (A145)

                  To foster negotiations, NCS sent Omnicare a standard confidentiality agreement, which Omnicare refused to execute. (A145-46) Thereafter, on August 29, 2001, Omnicare made a second Section 363 proposal for $270 million, still well below NCS's debt liability and still providing absolutely nothing to NCS shareholders. (A146) In late September 2001, almost two months after NCS sent Omnicare its proposed agreement, Omnicare finally agreed to execute a limited confidentiality agreement and due diligence commenced. (A146)

                  By mid-November 2001, Omnicare was frustrated with NCS's refusal to accept a bankruptcy offer and began to negotiate exclusively with a committee of subordinated noteholders of NCS debt (the "Ad Hoc Committee"). (A147) In February 2002, the Ad Hoc Committee informed the NCS Board that Omnicare had prepared a third Section 363 bankruptcy proposal, which again provided for a Section 363 bankruptcy sale for $313,750,000, subject to an undefined purchase price adjustment. (A147) Once again, this consideration was lower than the face value of NCS's outstanding obligations and provided no recovery to shareholders.

         C. UNLIKE OMNICARE, GENESIS PROPOSES A TRANSACTION PROVIDING A RECOVERY TO ALL NCS STAKEHOLDERS

                  In January 2002, Genesis and NCS began discussing a potential transaction. (A147) Early in the negotiations, Genesis indicated that any proposal it made would be conditioned upon a significant majority of the bondholders and controlling voting interests supporting the transaction. (A147) In June 2002, Genesis proposed a transaction with no associated bankruptcy filing, and - for the first time since NCS began its search for restructuring alternatives recovery for NCS shareholders to the tune of $7.5 million in Genesis stock. (A147) By late June, the Genesis proposal had improved even more, but Genesis refused to proceed further without an exclusive negotiating agreement and reiterated that discussions were conditioned upon an agreement with note holders and stockholder voting agreements. (A147)

                  Fearful of losing Genesis, and given the fact that no other comparable proposals had surfaced over the past two years, NCS entered into an exclusive negotiating agreement with Genesis on July 3 (the "Exclusivity Agreement"). (A147) The Exclusivity Agreement lasted two weeks, with a one-week extension if the parties failed to reach an agreement and were still negotiating in good faith. (A147) Early in the day on July 26, 2002, the expiration date of the Exclusivity Agreement, the Independent Committee authorized an extension through July 31 because the parties were still in good faith negotiations and close to a definitive merger agreement. (A148)

         D. AFTER SIX MONTHS OF "RADIO SILENCE," OMNICARE REAPPEARS WITH A HIGHLY CONDITIONAL "OFFER TO NEGOTIATE"


                  Late in the business day on July 26, 2002 - after not communicating directly with NCS for six months - Omnicare sent NCS a two-page letter containing a highly conditional indication of interest in acquiring NCS at $3.00 per share in cash. (A148) Among other things, Omnicare's offer to negotiate was conditioned upon expedited due diligence of NCS, despite having the opportunity for substantial due diligence review during their earlier failed negotiations with NCS.
         (A148)

                  That evening, the Independent Committee met to discuss Omnicare's offer to negotiate and directed its financial advisor to request that Genesis improve the economic terms of the proposed transaction. (A148) In response to this request, on Saturday, July 27, Genesis proposed that the Notes be redeemed in cash at their full principal amount, plus accrued and unpaid interest, and modified the exchange ratio to increase the number of Genesis shares to be received by NCS shareholders by almost 80%. (A148) Thus, each share of NCS common stock would be converted into 0.1 shares of Genesis common stock (valued at the time at approximately $1.60 per share of NCS common stock). As a condition for these improvements, however, Genesis issued an ultimatum: accept the improved offer by midnight Sunday, July 28, 2002, or discussions would be terminated and the offer withdrawn.
         (A148)

                  Accordingly, on July 28, the NCS Board was faced with a choice: execute the firm Genesis offer which provided recovery for all NCS shareholders (and which, according to Genesis, would be taken off the table if not accepted by midnight July 28), or roll the dice on Omnicare's belated "offer to negotiate" and risk losing any recovery for NCS stakeholders. Critically, the NCS Board considered several viable risks before making its decision, including:

                  - The risk that Genesis would retract its offer providing recovery for all NCS stakeholders, leaving NCS with no offer at all.

                  - The risk that Omnicare, following due diligence, would either (1) rescind its "offer to negotiate" or
                           (2) downwardly adjust the contemplated dollar figure of that offer.

                  - The risk that Omnicare would not be able to achieve the requisite consent approvals under its credit facility and, therefore, would not be able to finance a deal at the price contemplated by its offer to negotiate.

                  - The risk that once Genesis was out of the picture, Omnicare would have every incentive to crush NCS by driving it back into bankruptcy negotiations, or avoid a deal altogether.

                  - The risk that Omnicare would not guarantee to pay off NCS's creditors in full.

         (A213-14) The NCS Board made the right decision for all its constituencies, and chose the option providing guaranteed recovery for all NCS stakeholders by approving the NCS/Genesis Merger.(4)

         E.       TERMS OF THE VOTING AGREEMENTS


                  Once the NCS/Genesis Merger Agreement was approved by the NCS Board, Outcalt and Shaw executed the Voting Agreements. Under the Voting Agreements, Outcalt and Shaw agreed to vote, or cause to be voted, all of the shares (both Class A and Class B) owned by them: (1) in favor of the NCS/Genesis Merger and against a competing transaction;
         (2) against any proposal in opposition to or in competition with the NCS/Genesis Merger; and (3) against other narrowly defined transactions (i.e., liquidation of NCS or declaration of an extraordinary dividend). (A113 Section 2(b)) To this end, Outcalt and Shaw granted irrevocable proxies to Genesis to vote their shares in favor of the NCS/Genesis Merger and against certain competing transactions. (A113 Section 2(c)) Finally, Outcalt and Shaw agreed not to "transfer" any of their NCS shares prior to the effective date of the NCS/Genesis Merger. (A112
         Section 2(a))


         F.       APPLICABLE PROVISIONS OF THE NCS CERTIFICATE

                  Three provisions of the NCS Charter, all of which are found in
         Article IV, Section 7, are relevant to this appeal.(5) (SJ Op. at 4) The anti-transfer provision provides:

--------

(4) The terms of the NCS/Genesis Merger, including the various deal protection provisions, are the subject of pending shareholder litigation in the Court of Chancery and are not directly relevant to the issues of standing and charter interpretation raised by Omnicare on this appeal.

(5) Omnicare claims that a fourth provision defining the term "beneficial ownership" (Section 7(g)) is also relevant. However, this narrow definition is, by its express terms, inapplicable to either the "transfer" or "conversion" provisions of the NCS Charter and, thus, irrelevant to Omnicare's motion for summary judgment. (SJ Op. at 4)

                  [N]o person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee"6 of such person.


         (A28 Section 7(a)) (emphasis added)

         The "conversion" provision of the NCS Charter provides that:


                  Any purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer. The Corporation may, as a condition to transfer or registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require that the record holder establish to the satisfaction of the Corporation, by filing with the Corporation or the transfer agent an appropriate affidavit or certificate or such other proof as the Corporation may deem necessary, that such transferee is a Permitted Transferee.



         (A31-32 Section 7(d)) (emphasis added) Notably, the conversion of Class B stock under the express terms of Section 7(d) takes place only upon a "transfer of shares," and not upon a transfer of an interest in those shares. (A31-32 Section 7(d))



                  The NCS Charter also expressly provides that the giving of a proxy in connection with a solicitation of proxies does not constitute a transfer of Class B stock. Specifically, the NCS Charter states that:


--------
(6) The NCS Defendants agree that Genesis was not a "Permitted Transferee" as that term is defined under Sections 7(a)(1)-(a)(7) of the NCS Charter.

                  The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.


         (A31 Section 7(c)(5)) (emphasis added) This broad exception, which applies only to Class B shares, is triggered when a proxy is given "in connection with" a public proxy solicitation, and is not merely limited to a proxy given "pursuant to" such a solicitation. The exception clearly acknowledges the reality that Class B shareholders, whose stock is not publicly traded, may provide proxies "in connection with" a public solicitation of the Class A shares regulated by Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The obvious intent of the exception is to apply to situations such as here, where the Class A shares will be publicly solicited, since the section applies only to Class B stockholders, who would not otherwise be the subject of a public solicitation of proxies.

         G. SEEKING TO COMMENCE LITIGATION, OMNICARE BELATEDLY PURCHASES SHARES OF NCS STOCK ON JULY 30

                  On July 29, 2002, Omnicare repeated its highly conditional indication of interest to acquire NCS for $3.00 per share in cash.
         (A150) Again, this expression of interest was conditioned upon completion of due diligence. (A150) After public announcement of the NCS/Genesis Merger, Omnicare purchased 1,000 shares of NCS Class A common stock, becoming an NCS shareholder for the first time. (Standing Op. at 6-7)

                                    ARGUMENT

I. THE COURT OF CHANCERY PROPERLY HELD THAT OMNICARE LACKED STANDING TO ASSERT BREACH OF FIDUCIARY DUTY CLAIMS BASED ON ACTIONS TAKEN (OR NOT TAKEN) ON OR BEFORE JULY 28, 2002.

         A.       STANDARD OF REVIEW.


                  The Court of Chancery properly dismissed Counts II through V of Omnicare's Second Amended Complaint under Court of Chancery Rule 12(b)(6) for failure to state a claim upon which relief can be granted. This Court's review of that discrete legal decision is de novo. See Account v. Hilton Hotels Corp., 780 A.2d 245, 248 (Del. 2001).


         B.       APPLICABLE LEGAL STANDARDS.


                  On a Rule 12(b)(6) motion to dismiss, the Court will assume the truth of all well-pleaded allegations in the complaint. See Grobow
         v. Perot, 539 A.2d 180, 187 n.6 (Del. 1988), overruled on other grounds sub nom. Brehm v. Eisner, 746 A.2d 244 (Del. 2000); Behrens v. Aerial Communications Inc., C.A. No. 17436, 2001 WL 599870, at *2 (Del. Ch. May 18, 2001). Because Omnicare's Second Amended Complaint failed to allege facts that "establish each and every element of a claim upon which relief could be granted," it was properly dismissed. Lewis v. Austen, C.A. No. 12937, 1999 WL 378125, at *4 (Del Ch. June 2, 1999).
         Questions of standing are properly considered on a motion to dismiss, Andra v. Blount, 772 A.2d 183, 188 (Del. Ch. 2000) (granting motion to dismiss for lack of standing); Guy v. Sills, C.A. No. 16201, 1998 WL 409346, at *1 (Del. Ch. July 10, 1998), and the Court need concern itself only "with the question of who is entitled to mount a legal challenge and not with the merits of the subject matter of the controversy." Stuart Kingston, Inc. v. Robinson, 596 A.2d 1378, 1382 (Del. 1991).

         C. THE NCS BOARD OWED NO FIDUCIARY DUTIES TO OMNICARE WHEN IT APPROVED THE NCS/GENESIS MERGER AGREEMENT BECAUSE OMNICARE WAS NOT A STOCKHOLDER AT THAT TIME.

                  Omnicare carefully avoids addressing the key legal principle underlying the Court of Chancery's decision to dismiss Counts II through V of its Second Amended Complaint for lack of standing, namely that "only persons who were stockholders at the time of an alleged wrongdoing have standing to sue corporate directors for breach of fiduciary duty." (Standing Op. at 9)(7)


                  As the Court of Chancery properly recognized, standing to sue "refers to the 'right of a party to invoke the jurisdiction of a court to enforce a claim or redress a grievance.'" U-H Acquisition Co. v. Barbo, C.A. No. 13279, 1994 WL 34688, at *3 (Del. Ch. Jan. 31, 1994)
         ("U-Haul") (quoting Stuart Kingston, 596 A.2d at 1382). In deciding whether a party has standing to bring a claim, a court must "consider[] who is entitled to bring a lawsuit rather than the merits of the particular controversy." Id. (emphasis in original). "In order to achieve standing, the plaintiff's interest in the controversy must be distinguishable from the interest shared by . . . the public in general." Stuart Kingston, 596 A.2d at 1382 (citing Sprague v. Casey, 550 A.2d 184 (Pa. 1988)). "[S]tate courts apply the concept of standing as a matter of self-restraint to avoid the rendering of advisory opinions at the behest of parties who are 'mere intermeddlers.'" Id. (quoting Crescent Park Tenants Assoc. v. Realty Equities Corp. of New York, 275 A.2d 433 (N.J. 1971)).



                  In the corporate context, any question of standing has to be considered in light of the most basic concept of corporate governance, namely, that under 8 Del. C. Section 141(a), the board of directors has the ultimate responsibility for managing the business and affairs of the company on behalf of its stockholders. To this end, this Court has consistently held that directors of Delaware corporations owe a triad of fiduciary duties to their stockholders - due care, loyalty and good faith - each of which must be discharged at all times. See, e.g., Emerald Partners v. Berlin, 787 A.2d 85, 90 (Del. 2001). Directors of a corporation owe no fiduciary duties to prospective shareholders or other unrelated third parties (such as potential bidders). See, e.g., Weiss v. Leewards Creative Crafts,


--------
7 This tactical decision is curious, given that Omnicare conceded at oral argument below that this was the general rule. (Transcript of October, 24, 2002 Oral Argument at 45) (Standing Op. at 9)

         Inc., C.A. No. 12384, 1993 WL 155493, at *3 (Del. Ch. Apr. 29), aff'd
         mem., 633 A2d 372 (Del. 1993); Emerson Radio Corp. v. International Jensen Inc., C.A. Nos. 15130, 14992, 1996 WL 483086, at *13 (Del. Ch.
         Aug. 20, 1996) (duty to negotiate with bidders "owed solely to . . . stockholders, as a corollary of the Board's fiduciary duty to achieve the highest available value for shareholders"); Gagliardi v. Trifoods Int'l, Inc., 683 A.2d 1049, 1055 (Del. Ch. 1996).



                  Accordingly, as the Court of Chancery properly recognized, in order for a party to have standing to raise "a breach of fiduciary duty claim[, it] must be based on an actual, existing fiduciary relationship between the plaintiff and the defendants at the time of the alleged breach." (Standing Op. at 9-10) (emphasis added) Indeed, this key principle - which provides integrity and certainty to the corporate governance process - has been consistently enforced by this Court and in numerous decisions of the Court of Chancery. See, e.g., Anadarko Petroleum Corp. v. Panhandle Eastern Corp., 545 A.2d 1171, 1178 (Del.
         1988) (fiduciary duty of loyalty of corporate board to prospective stockholders "arises only upon establishment of the underlying relationship"); Leung v. Schuler, C.A. No. 17089, 2000 WL 264328, at *6 (Del. Ch. Feb. 29, 2000) ("[T]o successfully state a claim for breach of the fiduciary duty of disclosure, the plaintiff must have been owed a fiduciary duty at the time of the alleged breach").(8)



                  This important concept has also been consistently applied in the bidder context to find that plaintiff bidders who were not stockholders at the time of the complained-about wrong, such as Omnicare here, lack standing to bring fiduciary-based claims. See, e.g., U-Haul, 1994 WL 34688, at *5 (holding that arms-length tender offeror who was not a unitholder lacked standing to bring



--------
8 See also Malpiede v. Townson, 780 A.2d 1075, 1096 (Del. 2001) (complaint must allege the existence of a fiduciary relationship as an element of a claim for aiding and abetting asserted breach of fiduciary duty); Sanders v. Devine, C.A. No. 14679, 1997 WL 599539, at *5 (Del. Ch. Sept. 24, 1997) ("In order to prevail on a breach of fiduciary duty claim, plaintiff . . . must first establish that at the time [of the alleged breach] he was a person to whom a fiduciary duty was owed."); Thorpe v. CERBCO, Inc., C.A. No. 11713, 1993 WL 35967, at *3 (Del. Ch. Jan. 26, 1993) (plaintiffs had "no direct right to be awarded judicial relief" for alleged breaches of duty that occurred before they became stockholders).

         fiduciary duty claims against general partner); In re Gaylord Container Corp. S'holders Litig., 747 A.2d 71, 77 n.7 (Del. Ch. 1999) (bidder's standing to challenge defensive measures enacted by the target is tied to its status as a stockholder); see also Brown v. Automated Mktg. Sys., Inc., C.A. No. 6715, 1982 WL 8782, at *2 (Del. Ch. Mar. 22, 1982)
         (holding that purchaser of stock lacked standing to pursue individual claims based on pre-purchase breaches of fiduciary duty in approving a merger agreement).(9)



                  In U-Haul, the Court of Chancery squarely addressed the standing issue raised here in the context of a limited partnership, holding that U- Haul, a non-unitholder tender offeror, was not owed any fiduciary duties by the general partners. U-Haul, 1994 WL 34688, at *5. The Court of Chancery concluded that "U-Haul therefore lacks standing to bring a claim for breach of a fiduciary duty by the general partners because it could not be owed any fiduciary duty by the general partners." Id. Although U-Haul interpreted limited partnership law, the Court of Chancery relied upon Delaware corporation law in reaching its decision. It is well settled that, just as a board of directors owes fiduciary duties to its stockholders, a general partner owes fiduciary duties to its limited partners and unitholders. See, e.g., Gotham Partners, L.P. v. Hallwood Realty Partners, L.P., No. 372, 2001, 2002 WL 31303135, at *5 (Del. Oct. 11, 2002).



--------
(9) See also Tate & Lyle PLC v. Staley Continental, Inc., C.A. No. 9813, 1988 WL 46064, at *4 (Del. Ch. May 9, 1988) (finding standing where shareholder plaintiff was also a bidder); MacAndrews & Forbes Holdings, Inc. v. Revlon, Inc., C.A. No. 8126, 1985 WL 21129, at *1 (Del. Ch.
         Oct. 9, 1985) (allowing bidder who owned 30,000 shares on date of alleged breach to pursue individual claims). For this reason, Omnicare's reliance on these (and similar) cases (OB at 13-14) is misplaced.

                  Not surprisingly, Omnicare fails to address the U-Haul decision in its opening brief.(10) Moreover, Omnicare's citation to various decisions involving "stockholder-bidders" is of no assistance. (see generally OB at 13) Indeed, in each of those cases, the bidder whose standing was at issue was a stockholder in the defendant corporation at the time of the alleged breach of fiduciary duty. (Standing Op. at 15) Ultimately, Omnicare cannot cite to a single decision by any Delaware court in which a bidder who did not own stock in a target corporation at the time of the challenged corporate actions was permitted to pursue claims against the target's board of directors for breach of fiduciary duty.



                  This undeniable lack of authority leads to the conclusion that the Court of Chancery properly held that Omnicare lacked standing to pursue its fiduciary-based claims against the NCS Board for actions the NCS Board took (or failed to take) before Omnicare became a stockholder. It is undisputed that Omnicare did not become a stockholder of NCS until after the NCS Board executed the Exclusivity Agreement with Genesis on July 3, and approved the NCS/Genesis Merger on July 28. (OB at 13) As a result, there is not even a "bare thread" to support Omnicare's standing to sue NCS for breach of fiduciary duty or violation of Section 141(a). Gaylord Container, 747 A.2d at 77 n.7.


                  Nor should this Court authorize a new policy of permitting bidders such as Omnicare unfettered access to the courts to sue directors of companies of which they are not stockholders simply because they are a "bidder." As the Court below aptly explained in dismissing this misguided policy argument:


                  Delaware courts have shown considerable latitude in entertaining fiduciary duty litigation brought by stockholders who are also themselves bidders for control. The only consistent limitation placed on those persons is that they also be stockholders at all relevant times and, thus, among those to whom a duty was


--------

(10) During the proceedings below, Omnicare refused to meaningfully address U-Haul even after NCS raised it in its motion to dismiss, claiming only that it involved "the wholly inapplicable context of limited partnership law." (Plaintiff's Memorandum of Law in Opposition to the NCS Defendants' Motion to Dismiss Omnicare's Second Amended Complaint Paragraph 16)
                  owed, even if they only own one share. Of course, this rule is not based on the economic significance of such a bidder's investment, which is often immaterial. Instead, it is based on a purely legal or equitable notion that limits to those having a relationship with the corporation the right to sue over its internal affairs.


         (Standing Op. at 17-18) (emphasis added) The asserted basis for Omnicare's unwarranted policy extension is that Omnicare "has a personal stake in the outcome of the present controversy." (OB at 13) As the Court below correctly recognized, if that basis was accepted, it is not immediately apparent what the limits of this doctrine would be. (Standing Op. at 18)(11)

                  In attempting to manufacture a sufficient stake for standing purposes, Omnicare has turned the traditional analysis of standing on its head. Omnicare undoubtedly has an "interest" in preventing the merger of NCS and Genesis. It may even be considered to be, in the words of the trial court, a "highly motivated" bidder for NCS. (Standing Op. at 20-21) That Omnicare was "motivated" to purchase NCS stock only after learning of the NCS/Genesis Merger Agreement, despite having sought to acquire the assets of NCS for more than a year, brings this characterization into question. In any case, the interest that is relevant in determining whether Omnicare has standing is whether it has an interest in how the NCS Board discharged its fiduciary duties in connection with its decision to agree to the proposed merger with Genesis, not whether it would benefit from any relief granted. With respect to such claims, Omnicare is, in fact, a "mere intermeddler" who, at the time of those actions, was "not in any respect a participant in the corporation" (Standing Op. at 17) and had absolutely no entitlement to mount a legal challenge to any actions of the NCS Board. Nor can Omnicare plausibly contend that, as a current shareholder, it is somehow prejudiced by the lower court's ruling, as NCS stockholders have had their day in court on the substantive issues raised on Counts II through V.

                  Ultimately, Omnicare is urging this Court to create an entirely new doctrine of standing to assist putative bidders in challenging corporate

--------
(11) Specifically, the Court below explained that: "If, as Omnicare suggests, persons external to those relationships are acknowledged to have standing to sue to enforce them, it is not immediately apparent why competing bidders are the only ones to whom such standing might be accorded." (Standing Op. at 18 n.29) decision-making. In essence, Omnicare would have the Court find that a complete stranger to the corporate entity has standing to prosecute claims against directors for past breaches and violations of duties that were never owed to that party and for which it could never otherwise assert a right to relief. Omnicare has not, and cannot, cite any basis for adopting this extraordinary proposition in this State. This Court should reaffirm that only "those having a relationship with the corporation [have] the right to sue over its internal affairs" (Standing Op. at 18) and reject Omnicare's ill-defined concept of "bidder standing."

         D. THE COURT OF CHANCERY CORRECTLY HELD THAT PUBLIC POLICY DETESTS THE PURCHASE OF A LAWSUIT.


                  Omnicare's belated purchase of shares of NCS stock does not cure its lack of standing because, as explained by the Court below, to permit otherwise would violate "a long standing Delaware public policy against the 'evil' of purchasing stock in order 'to attack a transaction which occurred prior to the purchase of the stock.'" (Standing Op. at 11, citing Rosenthal v. Burry Biscuit Corp., 60 A.2d 106, 111 (Del. Ch. 1948)) Accordingly, the Court of Chancery held that "because there is no doubt that Omnicare purchased stock in NCS after the relevant information [about the NCS/Genesis Merger] came to light, Omnicare is precluded from asserting any fiduciary duty claims arising out of actions taken by the NCS Board before Omnicare's purchase of shares on July 29, 2002." (Standing Op. at 13)



                  To reach this conclusion, the Court below relied upon long-standing "general equitable principles" against purchasing a lawsuit. See, e.g., Brown, 1982 WL 8782, at *2 (emphasis added) (holding that purchaser of stock lacked standing to pursue individual claims based on alleged breaches of fiduciary duty in approving a merger agreement that had occurred before plaintiff had purchased stock). In Brown, the Court of Chancery summarized this general equitable principle as follows:


                  [T]he purchaser ought to take things as he found them when he voluntarily acquired an interest. If he was defrauded in the purchase, he should sue the vendor. As to the corporation and its managers, so long as he is not injured in what he got when he purchased, and holds exactly what he got and in the condition in which he got it, there is no ground for complaint.

         1982 WL 8782, at *2 (quoting Home Fire Ins. Co. v. Barber, 93 N.W. 1024, 1029 (Neb. 1903)). This public policy has been "vigorously enforced through recent times." (Standing Op. at 11-12, citing IM2 Merchandising & Mfg., Inc. v. Tirex Corp., C.A. No. 18077, 2000 WL 1664168, at *6 (Del. Ch. Nov. 2, 2000))



                  Omnicare attempts to distinguish Brown by incorrectly claiming that the claims at issue in that case were derivative, not individual. (OB at 15) The Brown opinion plainly describes the action before the Court as a "purported class action brought on behalf of the public shareholders of Automated Marketing Systems, Inc." Brown, 1982 WL 8782, at *1 (emphasis added). Rather than dismissing a derivative action under 8 Del. C. Section 327, the Court in Brown applied the "general equitable principles" that underlie that statute to dismiss an individual action brought by a stockholder who acquired shares only after the actions of which she complained. See Brown, 1982 WL 8782, at *2-3. Indeed, even a cursory review of Brown reveals the extent to which Brown's claims were identical to Omnicare's here. Brown was challenging a board's approval of a merger agreement which "she [felt] to be unfair to the public shareholders," but she purchased stock after the agreement was announced. Id. at *2. Such suits are indisputably individual or direct, regardless of whether the shareholder is also a bidder. See, e.g., Parnes v. Bally Entm't Corp., 722 A.2d 1243, 1245 (Del. 1999).



                  Indeed, rather than directly address the important public policy against purchasing a lawsuit, Omnicare instead chooses to muddy the water on appeal by erroneously claiming that the Court of Chancery improperly "engraft[ed] the standing requirements of 8 Del. C. Section 327" onto individual claims. Nothing could be further from the truth. The Court of Chancery merely noted that the equitable policy outlined in Brown was codified in the derivative suit context by 8 Del.
         C. Section 327, and that the equitable policy was not limited to derivative claims alone. (Standing Op. at 11) The Court below continued by correctly recognizing that the "general equitable principles" outlined in Brown have been applied to preclude stockholders who later acquire their shares from prosecuting direct claims as well,(12) and also analogized the present case to those cases holding that plaintiffs who purchase stock after disclosures have been



--------
(12) Gaylord Container, 747 A.2d at 82 & n.15 (noting that plaintiffs "who buy stock and challenge the earlier adoption of properly disclosed defensive measure" should be "barred from recovery").

         made cannot pursue claims for breaches of the duty of disclosure.(13) (Standing Op. at 11-12)


                  Moreover, Omnicare's reliance on this Court's decision in Alabama By-Products is misplaced. As this Court held in the context of an appraisal action, "[t]he stockholder's change in status from equity owner to corporate creditor renders any standing requirement based on stock ownership an impossibility." Alabama By-Products Corp. v. Cede & Co., 657 A.2d 254, 266 (Del. 1995). Here, there is nothing "impossible" about Omnicare owning NCS stock at the time of the alleged breach of fiduciary duties. The concern in Alabama By-Products was that the continuous ownership requirement of 8 Del. C. Section 327 would bar the individual claims attached to the appraisal action. See Alabama By-Products, 657 A.2d at 266; Cede & Co. v. Technicolor, Inc., 542 A.2d 1182, 1188 (Del. 1988). It is not the continuous ownership requirement that is relevant here, but rather the contemporaneous ownership requirement. It is one thing to claim that a stockholder who lost shares by perfecting appraisal rights retains the ability to sue for breaches of fiduciary duty which occurred while owning stock. It is quite another thing to claim that a non-stockholder can, with full knowledge of the terms of a merger agreement, buy stock and then attack the agreement.



                  Unable to offer a plausible argument for why it should be permitted to buy a lawsuit, Omnicare attempts to end-run the lower court's decision by substantively raising for the first time on appeal the concept of a "continuing wrong" by the NCS Board. (OB at 11-12) Omnicare candidly admits that "[t]he trial court acknowledged none of this," surely because Omnicare did not seek relief for a purported "continuing wrong" in its Second Amended Complaint, or raise the issue in its briefing to the Court of Chancery below. (Id.) For this reason alone, this Court is justified in rejecting this argument. See Del. Supr. Ct. R. 8. In any event, Omnicare's belated claim of



--------
(13) Thorpe, 1993 WL 35967, at *3 ("[W]hile plaintiffs may have standing to complain about any breach of duty that occurs while they are shareholders they have no direct right to be awarded judicial relief for [acts that occurred before they purchased stock.]"); Sanders, 1997 WL 599539, at *5 ("In the present case, plaintiff was not a stockholder at the time the prospectus was issued, therefore, as a matter of law, there can be no liability under any fiduciary duty theories for the disclosures made in connection with the offering.").

         "continuing wrong" is nothing more than a creative attempt to divert the proper focus from the NCS Board's decision to enter into the NCS/Genesis Merger Agreement on July 28, at which time Omnicare was not a stockholder. Indeed, any so-called "continuing wrong" (if such even exists) must necessarily stem from the NCS Board's action taken (or not taken) on or before that time. See, e.g., In re Beatrice Cos. Litig., Nos. 155, 1986, 156, 1986, 1987 WL 36708, at *3 (Del. Feb. 20, 1987)
         ("In the case of a proposed merger, the plaintiff must have been a stockholder at the time the terms of the merger were agreed upon because it is the terms of the merger, rather than the technicality of its consummation, which are challenged."); Brown, 1982 WL 8782, at *2 ("[I]t is not the merger itself that constitutes the wrongful act of which plaintiff complains, but rather it is the fixing of the terms of the transaction. . . .").



                  Likewise, Omnicare's argument (made for the first time on appeal) that the NCS/Genesis Merger Agreement vis a vis Section 141(a) results in a "continuing wrong" must fail. Specifically, Omnicare contends that the NCS Board, "by invoking (and refusing to disclaim) an invalid and unenforceable contract pursuant to which they purport to have abdicated for all time their unremitting fiduciary obligations to consider other acquisition proposals (including Omnicare's)," somehow continues to violate Section 141(a). (OB at 20) Once again, this Court may dismiss this argument without consideration, because Omnicare failed to raise it either in its Second Amended Complaint or in its briefing before the Court of Chancery. See Del. Supr. Ct. R. 8.(14) Even on its merits, however, this argument must be rejected, as it presumes the very contention Omnicare lacks standing to assert: that the NCS/Genesis Merger Agreement is "invalid and unenforceable." Indeed, accepting this argument would eviscerate the traditional equitable principles espoused in cases such as Brown and U-Haul by permitting non-stockholders to belatedly purchase shares after the announcement of a merger agreement and attack the directors' "continuing" decision not to breach it. This Court should not permit such a result.


--------
(14) It is worth repeating here that the substantive fiduciary and statutory duty claims raised in Counts II through V of the Second Amended Complaint are not before the Court at this time, and are currently pending before the Court of Chancery by virtue of the Stockholder Plaintiffs' ongoing lawsuit.

II. THE COURT OF CHANCERY PROPERLY HELD THAT, AS A MATTER OF LAW, THE VOTING AGREEMENTS DO NOT CONSTITUTE A "TRANSFER" RESULTING IN "CONVERSION" UNDER SECTION 7 OF THE NCS CHARTER.

         A.       SCOPE OF REVIEW.


                  On appeal from a motion for summary judgment, the standard of appellate review is de novo. See Centaur Partners IV v. Nat'l Intergroup, Inc., 582 A.2d 923, 926 (Del. 1990). Likewise, the interpretation of a corporate charter is a question of law subject to de novo review. Waggoner v. Laster, 581 A.2d 1127, 1134 (Del. 1990).


         B.       APPLICABLE LEGAL STANDARDS.


                  Summary judgment may be granted where, as here, no genuine dispute of material fact exists and one party is entitled to judgment as a matter of law. See Del. Ch. Ct. R. 56(c); Williams v. Geier, 671 A.2d 1368, 1375 (Del. 1996); Continental Ins. Co. v. Rutledge & Co., C.A. No. 15539, 2000 WL 268297, at *1 (Del. Ch. Feb. 15, 2000)
         ("Chancery Court Rule 56 gives that court the inherent authority to grant summary judgment sua sponte against a party seeking summary judgment . . . when the 'state of the record is such that the non-moving party is clearly entitled to such relief.'") (quoting Stroud v. Grace, 606 A.2d 75, 81 (Del. 1992)).



                  In interpreting a corporate instrument such as a certificate of incorporation, Delaware courts apply principles of contract law. See, e.g., Waggoner, 581 A.2d at 1134 ("A certificate of incorporation is viewed as a contract among shareholders, and general rules of contract interpretation apply to its terms."); Harrah's Entm't, Inc. v. JCC Holding Co., 802 A.2d 294, 309 (Del. Ch. 2002) ("In general terms, corporate instruments such as charters and bylaws are interpreted in the same manner as other contracts.").



                  Where the language of a corporate instrument is plain and clear (as the NCS Charter is here), "the Court will not resort to extrinsic evidence in order to aid in interpretation, but will enforce the contract in accordance with the plain meaning of its terms." McIlquham v. Feste, C.A. No. 19042, 2002 WL 244859, at *5 (Del. Ch. Feb. 13, 2002); see also Eagle Indus. v. DeVilbiss Health Care, Inc., 702 A.2d 1228, 1233 (Del. 1997); Harrah's Entm't, 802 A.2d at 309.

         When interpreting a particular provision of a certificate, "the instrument should be considered in its entirety, and all of the language reviewed together in order to determine the meaning intended to be given to any portion of it." See Superwire.Com, Inc. v. Hampton, 805 A.2d 904, 910 (Del. Ch. 2002) (quoting Ellingwood v. Wolf's Head Oil Ref. Co., 38 A.2d 743, 747 (Del. 1944)). Contracts should be construed to give effect to the intent of the parties. See DuPont v. Wilmington Trust Co., 45 A.2d 510, 520 (Del. Ch. 1946).


         C. THE COURT OF CHANCERY CORRECTLY HELD THAT THE VOTING AGREEMENTS (AND/OR THE PROXIES CONTAINED THEREIN) WERE NOT A "TRANSFER OF SHARES" (OR A TRANSFER OF INTEREST IN THOSE SHARES) RESULTING IN "CONVERSION" UNDER THE NCS CHARTER.

                  In granting summary judgment to defendants, the lower court was appropriately concerned about protecting the voting rights of Class B shareholders, holding that "[t]here simply is no reason to believe that the drafters of the NCS Charter sought to prevent the holders of the Class B shares from exercising their uncontested majority voting power to adopt a plan and agreement of merger already approved and authorized by the NCS board of directors." (SJ Op. at 21). With this concern in mind, the Court correctly held that the Voting Agreements (and/or the proxies contained in Section 2(c) therein) did not constitute a "transfer" of Class B shares (or a transfer of interest in those shares) under the NCS Charter warranting a "conversion" of those shares. For the following reasons, the Court's decision below must be upheld.

                  1. THE VOTING AGREEMENTS WERE PROXIES GIVEN "IN CONNECTION WITH" THE SOLICITATION OF NCS SHARES UNDER
                           SECTION 14 OF THE EXCHANGE ACT AND, THUS, NOT CONSIDERED A "TRANSFER" UNDER SECTION 7(C)(5) OF THE NCS CHARTER.

                  As the Court below explained, a "review of the Voting Agreements and the Merger Agreement clearly show that Outcalt and Shaw granted the Section 2(c) proxies 'in connection with' an anticipated solicitation of proxies from the holders of the Class A shares." (SJ Op. at 20) Thus, the Voting Agreements - which are essentially Outcalt and Shaw's decision to vote in favor of the NCS/Genesis Merger, backed up by the grant of proxies to Genesis to vote those shares in such a fashion - are not considered a "transfer" under Section 7(c)(5) of the NCS Charter.

                           Specifically, Section 7(c)(5) of the NCS Charter provides that:


                  The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.



         (A31 Section 7(c)(5)) (emphasis added) Pursuant to Section 2(c) of the Voting Agreements, Outcalt and Shaw granted irrevocable proxies allowing Genesis to vote their shares in favor of the NCS/Genesis Merger. (SJ Op. at 20) Outcalt and Shaw entered into those Voting Agreements to facilitate the solicitation of proxies from NCS Class A shareholders for purposes of effectuating the NCS/Genesis Merger (and for which they had agreed to vote in favor). (Id.) Specifically, the Court below determined that the Voting Agreements were entered into "in connection with" the forthcoming solicitation process by NCS, as follows:


                  The Voting Agreements recite that Outcalt and Shaw signed them "in order to induce [Genesis] to enter into the Merger Agreement." In the Merger Agreement, NCS obligated itself to hold a special meeting of its stockholders at the earliest practicable date for the purpose of obtaining stockholder approval of the Merger. The Merger Agreement also contemplates that, in connection with such meeting, the holders of NCS common stock will be furnished with a proxy statement prepared by NCS in accordance with the provisions of the Securities Exchange Act of 1934 and the "company shall solicit from the Company Stockholders proxies in favor of the Merger." The necessary connection is also apparent from the language of
                  Section 2(b) of
                  the Voting Agreements that ties the promise to vote to that anticipated special meeting.

         (SJ Op. at 20) As a result, the Court held that Outcalt and Shaw did not, under the plain language of Section 7(c)(5), "transfer" their shares by virtue of the proxies. Thus, the giving of the proxies under
         Section 2(c) of the Voting Agreements did not trigger the anti-transfer provisions under Section 7(a), or the "conversion" provisions under
         Section 7(d).(15)

                  Omnicare's two arguments on this point are unavailing. First, Omnicare claims that Section 7(c)(5) is inapplicable because "the provisions of Section 14 of the Exchange Act are applicable only to a solicitation of proxies with respect to securities registered pursuant to Section 12 of the Exchange Act" and "Class B common stock is not registered under Section 12." (OB at 32) This argument misses the point. Of course, the Class B shares owned by Outcalt and Shaw are not directly subject to the Exchange Act because (unlike Class A shares) they are not publicly traded, and never were intended to be so. However (as the lower Court recognized), the only reasonable way to construe
         Section 7(c)(5) - which applies only to shares of Class B stock - is to read that provision to encompass circumstances such as here, where Class B stockholders grant proxies "in connection with" a solicitation of Class A shares. (SJ Op. at 18-19) Indeed, narrowly construing
         Section 7(c)(5) to cover only proxies of Class B shares given "pursuant to" a solicitation under Section 14 of the Exchange Act would not only re-write the plain language of Section 7(c)(5), but would also render that provision utterly meaningless, because such a solicitation of Class B shares could never take place.(16)

--------
(15) Indeed, the Court below further held that the mere "giving of the proxies themselves did not result in the conversion of the Class B shares," especially because "the proxies are really just a convenient way to enforce the terms of the voting agreements found in Section 2(b). . . [and] are limited in scope . . . and can only be exercised in the manner and to the extent that the owners of the shares themselves promised to vote them." (SJ Op. at 15)

(16) The Court below also noted that such a reading "makes common sense. In accordance with Article IV, Section 2(c) of the NCS Charter (with certain exceptions), the Class A and Class B shares 'vote together as a
                                                                  (continued...)

                  Second, Omnicare argues that the Voting Agreements could not have been entered into "in connection with" a solicitation of Class A shares because they were entered into before that solicitation commenced. (OB at 32) Again, this narrow interpretation of the phrase "in connection with" under Section 7(c)(5) misses the mark. As the Court below correctly held, Omnicare's "constrictive reading [of
         Section 7(c)(5)] is plainly unjustified by the language of that section," as well as incongruous with analogous case law construing the phrase in the securities law context.(17) (SJ Op. at 19) Thus, the Court below properly refused to engraft onto Section 7(c)(5) a requirement that the proxy be given "pursuant to," rather than "in connection with," a solicitation of proxies under Section 14 of the Exchange Act. (SJ Op. at 19) Moreover, Omnicare's argument overlooks that Section 5.3(a) of the NCS/Genesis Merger Agreement expressly provides that NCS will hold a stockholder meeting and solicit proxies in favor of the NCS/Genesis Merger. (A89)


                  2. THE VOTING AGREEMENTS DID NOT CONSTITUTE A "TRANSFER OF SHARES" (OR A TRANSFER OF A SUBSTANTIAL INTEREST OF THOSE SHARES) UNDER SECTIONS 7(A) AND 7(D) OF THE NCS CHARTER.


                  The Court below held that Sections 7(a) and 7(d) of the NCS Charter are triggered upon the transfer of Class B shares (or "a substantial part of the total ownership interests associated with those shares"). (SJ Op. at 10-11) Although Section 7(a) expressly covers transfers of interests in Class B shares, the Court also read Section 7(d) as "being broad enough to encompass actual share transfers as well as other situations in which some interest in those shares although less than full legal or equitable ownership is transferred." (Id.) The Court noted that "to fall within the ambit of Section 7(d), the interest transferred


--------
(16)     (continued...)
         single class in the election of directors . . . and with respect to all other matters to be submitted to the stockholders of the Corporation for a vote.'" Thus, it is to be expected that anyone soliciting proxies at NCS would solicit them from both the Class A and Class B stockholders." (SJ Op. at 19)


17 (SJ Op. at 21, citing Manhattan Cas. Co. v. Bankers Life & Cas. Co., 404 U.S. 6, 12-13 (1971).

         must represent a substantial part of the total ownership interests associated with the shares in question." (SJ Op. at 11)

                  Omnicare argues that Outcalt and Shaw have effectively transferred the greatest interest in their Class B shares (their voting power) to Genesis by virtue of the Voting Agreements, and effectively gave up all existing and future interests in those shares because the Voting Agreements virtually assure consummation of the NCS/Genesis Merger. (OB at 29-30) The Court below, however, properly recognized that Section 2(b) of the Voting Agreements is not a "transfer," but evidence of Outcalt and Shaw's right to vote their shares as they saw fit. (SJ Op. at 12-13) Specifically, the Court held that it could not:


                  conclude that the mere promise to vote the shares found in
                  Section 2(b) of the Voting Agreements amounts to a transfer of any part of Outcalt's or Shaw's ownership interests in the shares. On July 28, 2002, each of Outcalt and Shaw had the power to vote his shares as he saw fit, as well as the power to bind himself to exercise that power by contract. Section 2(b) of the Voting Agreements simply expresses their promises to vote those shares in a particular manner, in order to induce Genesis to enter into the Merger Agreement with NCS. Genesis did not, thereby, obtain any of their power to vote the shares. Instead, Genesis obtained at most a legal right to compel Outcalt or Shaw to perform in accordance with the terms of their contracts.


         (SJ Op. at 13) (emphasis added)

                  Omnicare argues, however, that the Court's analysis is flawed because it treats the Voting Agreements "as if they do nothing more than provide a mechanism for implementing voting decisions that Outcalt and Shaw have already made." (OB at 26) Omnicare further argues even if one ignores the "beneficial ownership" provision, the Voting Agreements nonetheless resulted in a transfer to Genesis of a "substantial interest" in the Class B shares owned by Outcalt and Shaw because the Voting Agreements grant Genesis voting powers by virtue of the proxies contained in those agreements. (OB at 29) These arguments miss the mark.


                  The lower court's conclusion is on par with the Court of Chancery's decision in Garrett v. Brown, which involved a restriction on share transfers (and interests) strikingly similar to the provisions found in
         Section 7 of the NCS Charter. See C.A. Nos. 8423, 8427, 1986 WL 6708 (Del. Ch. June 13, 1986), aff'd mem., 511 A.2d 1044 (Del. 1986). As
         here, the issue in Garrett was whether an agreement among a class of stockholders containing extensive restrictions on alienability and voting rights was a prohibited transfer within the meaning of that stockholders' agreement. The Court in Garrett concluded that a transfer of "interest" in those shares did not occur, because "the Stockholders' Agreement [does] not in any way limit the stockholders' freedom to vote their shares as they see fit. That being the case, it would be inappropriate to read the definition of transfer to include a voting agreement." Id. at *2.



                  Relying on the holding in Garrett, and focusing on Outcalt and Shaw's right as stockholders to exercise their voting power as they saw fit, the lower court held that "[w]hen [Outcalt and Shaw] agreed to the terms of Section 2(b) of [the Voting Agreements], they certainly were making a choice to vote their shares in favor of the Merger. By voting their shares, or agreeing how to vote them at a later meeting, neither Outcalt nor Shaw can be thought to have transferred that power to vote to anyone else." (SJ Op. at 14-15) (emphasis added) Moreover, Section 2(c) of the Voting Agreement does not change this result because "the proxies are really just a convenient way to enforce the terms of the voting agreements found in Section 2(b)." (SJ Op. at 15)


                  Ultimately, Omnicare's entire argument on appeal rests on having this Court accept that the unrelated definition of "beneficial ownership" in Section 7(g) of the NCS Charter is tantamount to an "interest" in shares of Class B stock under Sections 7(a) and 7(d). Thus, Omnicare contends, Outcalt and Shaw effectively transferred beneficial ownership (and therefore, an interest in their Class B shares) to Genesis by virtue of the Voting Agreements. Section 7(g), however, is irrelevant to the analysis of the operation of Sections 7(a) and 7(d). Specifically, Section 7(g) of the NCS Charter provides that:

                  For purposes of this Section 7, "beneficial ownership" shall mean possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the shares of Class B Common Stock in question, and a "beneficial owner" of a share of Class B Common Stock shall be the person having beneficial ownership thereof.

         (A32 Section 7(g))

                  As the lower Court correctly recognized, the only place that the phrase "beneficial ownership" appears in Section 7 of the NCS Charter is in Section 7(e), which merely provides the "beneficial owner" the right to have those shares registered in his name. (SJ Op. at 4 n.3) Critically, there is no cross- reference of Section 7(g) with either Section 7(a) or Section 7(d). This Court must reject Omnicare's request to re-write those Sections to incorporate reference to Section 7(g). Garrett, 1986 WL 6708, at *8. In any event, the grant of the proxy under Section 2(c) of the Voting Agreements cannot be construed as a transfer of "beneficial ownership" (or any type of ownership) from Outcalt and Shaw to Genesis. The proxy is merely the enforcement mechanism for ensuring that Outcalt and Shaw's promise to vote their shares in favor of the NCS/Genesis Merger takes place. Indeed, as the lower court astutely held: "If the Merger Agreement is ultimately consummated, it will be because the NCS board of directors approved it and the holders of a majority of the NCS voting power voted to ratify it. It will not be because Outcalt and Shaw 'transferred beneficial ownership' of the Class B shares to Genesis, or because Genesis 'imposed' that agreement on the Class A shareholders." (SJ Op. at 17)



                  Moreover, Omnicare's contention that Outcalt and Shaw transferred all but "mere physical possession" of their Class B shares to Genesis is a non-starter in light of Section 2(a) of the Voting Agreements. (OB at 30) When interpreting a contract or certificate of incorporation, the Court should consider the entire instrument and all of its language to determine the meaning of a specific provision. See Ellingwood v. Wolf's Head Oil Ref. Co., 38 A.2d 743, 747 (Del. 1944); Superwire.Com, 805 A.2d at 910. Omnicare does not contest that Section 2(a) limits Outcalt and Shaw's ability to transfer their NCS shares. (A129-30 Section 2(a); A135) If Outcalt and Shaw had actually transferred ownership of their Class B shares to Genesis under the Voting Agreements, then there would have been no need for the Section 2(a) restrictions on Outcalt and Shaw's ability to transfer their NCS shares. Such a strained interpretation of the Voting Agreements renders
         Section 2(a) completely meaningless.(18)



--------
18 Section 2(a) further belies Omnicare's claim that, under Section 7(g) of the NCS Charter, Outcalt and Shaw have transferred "beneficial ownership" to Genesis. Section 7(e) of the NCS Charter clearly contemplates that, because a "beneficial owner" has the right to force NCS to register shares in its name, there can be only one "beneficial owner" of Outcalt or Shaw's shares. (SJ Op. at 12 n.14)

                  Finally, Omnicare criticizes the Court of Chancery for refusing to address "the application of the broader prohibition of
         Section 7(a) . . . [and] fail[ing] to recognize that a transfer of an interest in the shares might be deemed void under Section 7(a) without resulting in automatic conversion of the shares pursuant to Section 7(d)." (OB at 25) Once again, Omnicare has only itself to blame, as it did not raise this specific contention in either its Second Amended Complaint or before the Court of Chancery.(19) Accordingly, the Court need not consider this argument. See Del. Supr. Ct. R. 8. In any event, Omnicare's point is misleading; the Court of Chancery did carefully consider the relationship between Section 7(a) and Section 7(d) (SJ Op. at 10-11) and concluded that Outcalt and Shaw did not transfer an "interest" by either the agreement to vote or the proxy contained in the Voting Agreements, thus disposing of any suggestion that the Voting Agreements violated any part of the NCS Charter. (Id. at 11, 15) Manifestly, the Court of Chancery did address the application of both
         Section 7(a) and Section 7(d), and found no violation of the NCS
         Charter.


         D. THE COURT MAY ALSO CONSIDER THE FACT THAT SECTION 7(D) CONVERTS CLASS B SHARES ONLY UPON AN ACTUAL TRANSFER OF THOSE SHARES.


                  The Court may also consider the fact that under the plain language of the Voting Agreements, Outcalt and Shaw did not transfer their shares of Class B stock to Genesis and, thus, their shares have not been "converted" into lower-vote Class A shares under Section 7(d) of the NCS Charter. Under Section 2(b) of the Voting Agreements, Outcalt and Shaw merely agreed to vote their NCS shares in favor of the NCS/Genesis Merger, against any competing transaction and against other narrowly defined transactions. Such a limitation of their voting rights is not a "transfer of shares" as envisioned under Section 7(d) of the NCS Charter. See, e.g., Garrett, 1986 WL 6708, at *10 (pledge to vote shares a certain way was held not to be a "transfer" of restricted shares, and did not limit shareholders' freedom in voting shares the way they saw fit).



--------
(19) Indeed, under Count I of the Complaint, Omnicare asked the Court of Chancery to declare that Outcalt and Shaw's shares "have been converted into Class A Shares." (A427 Paragraph 62) Put simply, Omnicare's contention that the transfer of interest is void under 7(a) is irrelevant to the relief requested under Count I.

                  Section 7(d) provides that "[a]ny purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically . . . result in the conversion of such shares into shares of Class A Common Stock. . . . " (A31 Section 7(d)) (emphasis added)
         The plain language of Section 7(d) provides that conversion will occur only upon a transfer of shares, not the transfer of an interest in those shares. This is supported by reading the NCS Certificate in its entirety, which distinguishes in a number of places between a "transfer of shares" and a "transfer of interest" in shares. Compare A31 Section 7(d) (making "[a]ny purported transfer of shares of Class B Common Stock" result in automatic conversion of such shares into Class A shares) (emphasis added) with A28 Section 7(a) (prohibiting "transfer of, such shares of Class B Common Stock or any interest therein"); A31
         Section 7(c)(5) (stating that granting of proxy in connection with proxy solicitation "shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock").



                  Here, Omnicare argues that Outcalt and Shaw transferred some of their voting power to Genesis --not the shares themselves. See Eliason v. Englehart, 733 A.2d 944, 946 (Del. 1999) ("A proxy is evidence of an agent's authority to vote shares owned by another.") (emphasis added). Indeed, Outcalt and Shaw did not (as Omnicare contends) transfer all of their voting power to Genesis by virtue of their proxies. (OB at 28-29) Rather, Outcalt and Shaw retained voting power for transactions and issues unrelated to the NCS/Genesis Merger, such as decisions relating to NCS's business operations on an ongoing basis.(20) (A122 Section 2b; A130 Section 2(b))


                  Accordingly, the decisions of the Court of Chancery should be affirmed.


--------
(20)     Omnicare's argument that the phrase "transfer of shares" used in
         Section 7(d) includes a transfer of interest in those shares is also undermined by the Delaware Uniform Commercial Code's explanation of when a transfer of securities has occurred. Under the Delaware UCC, a transfer of shares is not effective, and the transferee gains no rights in those shares, until the shares have actually been delivered to the transferee. See 6 Del. C. Sections 8-104, 8-301. Here, Omnicare has not shown (nor can it) that Outcalt and Shaw have delivered their shares of Class B stock to Genesis.

                                   CONCLUSION

                  For all of the foregoing reasons, the NCS Defendants respectfully request that this Court affirm the opinions of the Court of Chancery dismissing Counts II through V of Omnicare's Second Amended Complaint and granting summary judgment to Defendants on Count I of Omnicare's Second Amended Complaint.

                                           /s/ Edward P. Welch
                                           ------------------------------
                                           Edward P. Welch (# 671)
                                           Edward B. Micheletti (# 3794)
                                           Katherine J. Neikirk (# 4129)
                                           James A. Whitney (# 4161)
                                           SKADDEN, ARPS, SLATE,
                                             MEAGHER & FLOM LLP
                                           One Rodney Square
                                           P.O. Box 636
                                           Wilmington, Delaware  19899-0636
                                           (302) 651-3000
                                           Attorneys for the NCS Defendants

OF COUNSEL:

Mark A. Phillips
BENESCH, FRIEDLANDER, COPLAN
  & ARONOFF LLP
2300 BP Tower, 200 Public Square
Cleveland, Ohio  44114-2378
(216) 363-4500

DATED:  November 22, 2002

                             CERTIFICATE OF SERVICE

         I hereby certify that on November 22, 2002, I caused two copies of the Appellees NCS Healthcare, Inc., Boake A. Sells and Richard L. Osborne's Answering Brief to be served upon the following counsel of record in the manner indicated below.

BY HAND DELIVERY

Donald J. Wolfe, Jr., Esquire
Potter Anderson & Corroon LLP
1313 North Market Street
Wilmington, Delaware 19801

Jon E. Abramczyk, Esquire
Morris, Nichols, Arsht & Tunnell
1201 North Market Street
Wilmington, Delaware 19801

David C. McBride, Esquire
Young, Conaway, Stargatt & Taylor LLP
1000 West Street, 17th Floor
Wilmington, Delaware 19899


Edward M. McNally, Esquire
Morris, James, Hitchens & Williams LLP
222 Delaware Avenue, 10th Floor
Wilmington, Delaware 19801


BY FEDERAL EXPRESS

Paul Vizcarrondo, Esquire
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019


                                     /s/ Katherine J. Neikirk
                                     --------------------------
                                     Katherine J. Neikirk (# 4129)